Exhibit 4.4

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of the 7th day of June 2011, by and among Vital Therapies, Inc., a Delaware corporation (the “Company”) and the persons and/or entities listed on Schedule A hereto (the “Investors”).

RECITALS

A. The Company and some of the Investors are parties to an Amended and Restated Investors’ Rights Agreement dated May 19, 2011, as amended (“Prior Agreement”).

B. The Company and certain Investors (“Purchasers”) are parties to that certain Vital Therapies, Inc. Supplemental Securities Purchase Agreement as of even date herewith (the “Purchase Agreement”), pursuant to which the Company desires to sell and the Purchasers desire to purchase from the Company shares of the Company’s Series D Preferred Stock.

C. In order to induce the Purchasers to purchase the Series D Preferred Stock pursuant to the Purchase Agreement, the Investors and the Company hereby agree that the Purchasers will be parties to this Agreement and that this Agreement will amend and restate the Prior Agreement in its entirety.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree that the Prior Agreement is amended and restated in its entirety by the following agreement:

1. Registration Rights.

1.1. Definitions. For purposes of this Section 1:

(a) The term “Securities Act” means the Securities Act of 1933, as amended, or any similar Federal rule or statute and the rules and regulations of the SEC (defined below) thereunder, all as the same will be in effect at the time.

(b) The term “Form S-3” means such form of registration statement under the Securities Act as in effect on the date hereof or any form of registration statement under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Holder” means any person owning Registrable Securities (defined below) or any assignee thereof in accordance with Section 1.11 hereof.

(d) The term “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar Federal rule or statute and the rules and regulations of the SEC thereunder, all as the same will be in effect at the time.

(e) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document with the SEC in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement or document.

(f) The term “Registrable Securities” means: (i) the Company’s common stock (“Common Stock”) currently held by the Investors; (ii) the Common Stock issuable or issued upon conversion of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock (“Preferred Stock”); and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of the shares referenced in (i) or (ii) above, excluding in all cases, however, shares of Common Stock of the Company that have previously been registered or that have been sold to the public, or any Registrable Securities sold by a person in a transaction in which his, her, or its rights under this Section 1 are not assigned.

(g) The term “Registration Expenses” means all expenses, except as otherwise stated in the definition of “Selling Expenses,” incurred by the Company in complying with Sections 1.3, 1.4 and 1.5 hereof, including without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and one special counsel to the selling shareholders, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration.

(h) The number of shares of “Registrable Securities then outstanding” will be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then-exercisable or convertible securities that are, Registrable Securities.

(i) The term “Restricted Securities” will mean the securities of the Company required to bear the legends set forth in Section 1.2(b) hereof.

(j) The term “SEC” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

(k) The term “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and, except as set forth in the definition of “Registration Expenses,” all fees and disbursements of separate counsel for any Holder.

1.2. Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Preferred Stock or the Registrable Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the restrictions of this Agreement including, without limitation, Section 1.13 and this Section 1.2, and:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)(A) Such Holder will have notified the Company of the proposed distribution and will have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Company, such Holder will have furnished the Company (at such Holder’s expense) with an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition may be effected without registration under the Securities Act; provided, however, that no such opinion will be required where such disposition is effected pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), unless required by the Company’s transfer agent.

(iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, to the extent permissible under law, no such registration statement or opinion of counsel will be necessary for a transfer (A) by a Holder to an affiliate, (B) by a Holder that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any such partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, (C) by a Holder that is a limited liability company to its members or former members in accordance with their interest in the limited liability company, (D) by a Holder that is a corporation to its shareholders in accordance with the interests of the corporation, or (E) by a Holder to a Holder’s family member or trust for the benefit of one or more individual Holders, provided in all cases enumerated in clauses (A) – (E) that the transferees agree in writing to be subject to the terms of this Section 1.2 to the same extent as if such transferee were an original Holder hereunder and signs an appropriate investment letter as reasonably requested by the Company.

(b) Each certificate representing the Preferred Stock or the Registrable Securities will (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend(s) required by agreement or by applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SHARES GENERALLY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of its capital stock in order to implement the restrictions on transfer established in this Agreement.

1.3. Request for Registration.

(a) If the Company receives at any time after the earlier of (i) three years after the date of this Agreement, or (ii) six months after the effective date of the Company’s first public offering of securities (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase, or similar plan on Form S-8 or any successor form) or to a transaction under Rule 145 promulgated under the Securities Act (“Rule 145”), a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least 25% of the Registrable Securities then outstanding, and in which the anticipated aggregate offering price would exceed $7,000,000, then the Company will:

(i) within 10 days of the receipt thereof give written notice of such request to all Holders; and

(ii) as soon as practicable, and in any event within 60 days of the receipt of such request, use its best efforts to effect the registration under the Securities Act (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable state securities laws and appropriate compliance with the Securities Act) of all Registrable Securities that the Holders request to be registered, subject to the limitations of Section 1.3(b), by written notice to the Company given within 20 days of the mailing of the notice by the Company under clause (i) above.

(b) If the Holders initiating the registration request under Section 1.3(a) (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they will so advise the Company as a part of their request made pursuant to Section 1.3(a) and the Company will include such information in the written notice referred to in Section 1.3(a). The underwriter will be selected by the Company and will be reasonably acceptable to Initiating Holders holding a majority of the Registrable Securities requested to be registered. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration will be conditioned upon the Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by the Initiating Holders holding a majority of the Registrable Securities held by all Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting will (together with the Company as provided in Section 1.6(e) and any other stockholders whose shares are included in the registration statement covering such offering) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting. Notwithstanding any other provision of this Section 1.3, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company will so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting will be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the respective amounts of Registrable Securities of the Company owned by each Holder at the time of filing the registration statement. The Company shall not limit the number of Registrable Securities to be included in a registration by the Holders pursuant to this Agreement in order to include shares held by stockholders with no registration rights or to include shares of stock issued to founders of the Company (other than stock issued to founders that is Registrable Securities under this Agreement) or to employees, officers, directors, or consultants pursuant to the Company’s equity incentive plans, or in the case of registrations under this Section 1.3 and Section 1.5 hereof, in order to include in such registration securities registered for the Company’s own account. To facilitate the allocation of shares in accordance with the above provisions, the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company. If other selling stockholders who are not Qualified Holders (hereinafter defined) or the Company request registration of securities in the proposed offering, the Company will reduce or eliminate such other selling stockholders’ securities first, followed by a reduction in its own securities so offered before any reduction or elimination of Registrable Securities held by Qualified Holders to be included in such registration. The term “Qualified Holders” will mean (i) the Investors, (ii) the holders of shares of any series of Preferred Stock that the Company may issue after the date of this Agreement, and (iii) their respective successors and assigns to whom registration rights under this Agreement have been assigned or transferred in accordance with Section 1.11 hereof.

(c) Notwithstanding the foregoing, the Company will not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.3:

(i) After the Company has effected two registrations pursuant to this Section 1.3 and such registrations have been declared or ordered effective;

(ii) During the period starting with the date 60 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days immediately following the effective date of, a Company-initiated registration subject to Section 1.4 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.5 hereof; or

(iv) If the Company will furnish to the Initiating Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be seriously detrimental to the Company and its stockholders for a registration statement to be filed and it is therefore essential to defer the filing of a registration statement, then the Company will have the right to defer taking action with respect to such filing for a period of not more than 120 days from the date of receipt of the request of the Initiating Holders; provided, however, that the Company may not exercise this deferral right more than once in any 12-month period; and provided further, that the Company will not register any of its shares during such 120-day period.

(d) All Registration Expenses incurred in connection with registrations, filings or qualifications pursuant to this Section 1.3 will be borne by the Company; provided, however, that if the registration request is subsequently withdrawn at the request of the Holders holding a majority of the Registrable Securities to be registered: (i) the Company will not be required to pay for any Registration Expenses of such registration proceeding begun pursuant to Section 1.3 (in which case all such Holders will bear such Registration Expenses), and such requested registration shall not be counted as a requested registration pursuant to Section 1.3(c)(i)), or (ii) if Holders holding a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to this Section 1.3, the Company will pay the Registration Expenses; provided further, however, that if at the time of such withdrawal the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to such Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure in writing by the Company of such material adverse change to the Holders, then the Holders will not be required to pay any of such Registration Expenses and will retain their rights pursuant to this Section 1.3 (and will not forfeit any right to a demand registration pursuant to this Section 1.3). Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders and all other registration expenses will be borne by the Holders of such securities pro rata on the basis of the number of shares so registered or proposed to be registered.

1.4. Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the offering of such securities solely for cash (other than (i) the initial public offering of the Company’s securities, (ii) a registration relating solely to the sale of securities to participants in a Company stock plan, (iii) a registration on any form that does not include (by reference or otherwise) substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, or (iv) a registration on Form S-4), the Company will at such time promptly give each Holder written notice of such registration. Upon the written request of any Holder given within 20 days after receipt of such notice from the Company by a Holder, the Company will, subject to the provisions of Section 1.4(b), cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company will not be required under this Section 1.4 to include any of the Holders’ securities in such underwriting unless such Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters). If the total amount of securities, including Registrable Securities, requested by Holders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company will be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. The number of shares of Registrable Securities that may be included in the underwriting will be allocated among all Holders thereof in proportion (as nearly as practicable) to the respective amounts of Registrable Securities of the Company owned by each Holder at the time of filing the registration statement. To facilitate the allocation of shares in accordance with the above provisions, the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company. If other selling stockholders who are not Qualified Holders request registration of securities in the proposed offering, the Company will reduce or eliminate such other selling stockholders’ securities first before any reduction or elimination of Registrable Securities held by Qualified Holders to be included in such registration. In no event will the amount of securities of the selling Holders included in the offering be reduced below 45% of the total amount of securities included in such offering. For purposes of the provisions concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a limited liability company, partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such members, partners and retired partners and any trusts for the benefit of any of the foregoing persons that are controlled by, or under common control with a selling stockholder will be deemed to be a single “selling stockholder,” and any pro rata reduction with respect to such “selling stockholder” will be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

(c) The Company will have the right to terminate or withdraw any registration initiated by it under this Section 1.4 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration and will give notice to each Holder who has elected to include securities in such registration as soon as practicable after such termination or withdrawal. The expenses of such withdrawn registration will be borne by the Company in accordance with Section 1.4(d) below.

(d) The Company will bear and pay all Registration Expenses incurred in connection with any registration, filing or qualification of Registrable Securities pursuant to this Section 1.4 for each Holder requesting registration hereunder (which right may be assigned as provided in Section 1.11). Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders and all other registration expenses will be borne by the Holders of such securities pro rata on the basis of the number of shares so registered or proposed to be registered.

1.5. Form S-3 Registration. If the Company receives from a Holder a written request or requests that the Company file a registration statement on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders such that the aggregate offering price of the Registrable Securities requested to be registered, net of underwriting discounts and commissions, is at least $1,000,000, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use its best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 20 days after receipt of such written notice from the Company; provided, however, that the Company will not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.5:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Company furnishes to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration on Form S-3 to be effected at such time, in which event the Company will have the right to defer the filing of the Form S-3 for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.5; provided, however, that the Company will not exercise this deferral right more than once in any 12-month period; and provided further, that the Company will not register any other of its shares of capital stock during such 90-day period;

(iii) if the Company has, within the 12 months period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.5; or

(iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company will file a registration statement on Form S-3 covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All Registration Expenses incurred in connection with a registration pursuant to this Section 1.5 will be borne by the Company; provided, however, that the Company will not be obligated to bear such expenses in connection with more than one such registration on Form S-3 within any 12-month period. Registrations effected pursuant to this Section 1.5 will not be counted as demands for registration or registrations effected pursuant to Section 1.3. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders and all other registration expenses will be borne by the Holders of such securities pro rata on the basis of the number of shares so registered or proposed to be registered.

1.6. Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company will as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 180 days or until the distribution contemplated in the registration statement has been completed; provided that before filing a registration statement or prospectus or any amendment or supplements thereto, including documents incorporated by reference after the initial filing of any registration statement, the Company will furnish to the Holders of Registrable Securities selling shares covered by such registration statement (the “Participating Holders”), the underwriters, if any, and their respective counsel copies of all such documents to be filed, which documents will be subject to the review of such Participating Holders, underwriters, and their respective counsel.

(b) Permit the Participating Holders to participate in the preparation of such registration statement and, if specifically requested by such Participating Holder, in discussions between the Company and the SEC or its staff with respect to such registration statement, and to include in such registration statement material, furnished to the Company in writing, that such Participating Holder reasonably deems necessary to include in order to avoid potential liability for the Participating Holders.

(c) Notify the Participating Holders promptly after it has received notice of the time when such registration statement has become effective or any supplement to any prospectus forming a part of such registration statement has been filed.

(d) Notify the Participating Holders promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or of additional information.

(e) Prepare and file with the SEC, and promptly notify the Participating Holders of the filing of, such amendments and post-effective amendments to such registration statement and such supplements to the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(f) Not file any amendment or supplement to the registration statement or prospectus to which any Participating Holders or their special counsel shall reasonably object after having been furnished a copy within a reasonable time, which shall not be less than 5 business days, prior to the filing thereof.

(g) Furnish to each Participating Holder and the underwriters, if any, without charge, as many copies of the prospectus or prospectuses (including each preliminary prospectus and any amendment or supplement thereto) as such persons may reasonably request; the Company consents to the use of such prospectus and of any amendment or supplement thereto by each of the Participating Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such prospectus or any amendment or supplement thereto.

(h) Prior to any public offering of the Registrable Securities, cooperate with the Participating Holders, the underwriters, if any, and their respective counsel in connection with and use its best efforts to effect the registration or qualification of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any selling Participating Holder or underwriter reasonably requests in writing, keep each such registration or qualification effective during the period such registration statement is required to be kept effective, and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the applicable registration statement; provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(i) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, and in connection therewith, make such representations and warranties to the underwriters in such form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same if and when requested; obtain opinions of counsel to the Company and updates thereof (which counsel and opinions in form, scope and substance will be reasonably satisfactory to the underwriters) addressed to the underwriters covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters; obtain “comfort” letters and updates thereof from the Company’s accountants addressed to the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters by underwriters in connection with underwritten offerings; use reasonable efforts in good faith to set forth in full in any underwriting agreement entered into, the indemnification provisions and procedures of Section 1.9 hereof with respect to all parties to be indemnified pursuant to Section 1.9; and deliver such documents and certificates as may be reasonably required by the underwriters to evidence compliance with the preceding clause above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company; the above will be done at each closing under such underwriting or similar agreement or as and to the extent required thereunder.

(j) Notify each Participating Holder and the managing underwriters promptly, and (if requested by any such person) confirm such advice in writing, of the following: when a prospectus or any prospectus supplement or post-effective amendment has been filed, and with respect to a registration statement or any post-effective amendment, when the same has become effective; of any request by the SEC for amendments or supplements to a registration statement or related prospectus or for additional information; of the issuance by the SEC of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose; of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and of the happening of any event that makes any statement of a material fact made in the registration statement, the prospectus or any documents incorporated therein by reference untrue or that requires the making of any changes in the registration statement so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(k) Make reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible time.

(l) Use its best efforts to cause all Registrable Securities covered by the registration statement to be listed on each securities exchange or trading market, if any, on which similar securities issued by the Company are then listed or traded.

(m) As necessary, prepare and file, and promptly notify the Participating Holders or their special counsel of the filing of, any amendment or supplement or post-effective amendment to the applicable registration statement or related prospectus or any documents incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

(n) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(o) Furnish to any Participating Holder, copies of the opinions of counsel to the Company (and updates thereof) and “comfort” letters (and updates thereof) delivered to the underwriters or a placement agent pursuant to Section 1.6(i) above; or, if such securities are not being sold through underwriters or a placement agent, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of counsel to the Company with respect to such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the Participating Holders and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Participating Holders.

(p) Otherwise use its best efforts to comply with all applicable Federal and state regulations; and take such other action as may be reasonably necessary to or advisable to enable each Participating Holder and each underwriter to consummate the sale or disposition in such jurisdiction or jurisdictions in which any such Participating Holder or underwriter requires that the Registrable Securities be sold.

1.7. Furnish Information. It will be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder will furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as will be reasonably required to effect the registration of such Holder’s Registrable Securities covered by the registration statement.

1.8. Delay of Registration. No Holder will have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9. Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel, accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such underwriter within the meaning of Section 15 of the Securities Act, for, from, and against all fees, expenses (including attorneys’ fees), losses, claims, damages, liabilities (joint or several), or actions, proceedings, or settlements in respect thereof, or otherwise to which they may become subject under the Securities Act, the Exchange Act, or other Federal or state law, insofar as such fees, expenses, losses, claims, damages, liabilities, or otherwise (or actions, proceeding or settlements in respect thereof) arise out of, are related to, or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus, offering circular or other document (including any related registration statement, notification or the like), or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any foreign or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any foreign or state securities law applicable to the Company in connection with any such registration, qualification or compliance; and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel, accountants and each such underwriter, and each person controlling such Holder or underwriter for any legal and any other expenses reasonably incurred, as such expenses are incurred, by them in connection with investigating, preparing, defending or settling any such loss, claim, damage, liability, action, or otherwise; provided, however, that the indemnity agreement contained in this Section 1.9(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability, action, or otherwise if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld or delayed) or if such settlement does not provide for the full release of the indemnified party from all liability in connection with such loss, claim, damage, liability, or action nor will the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation that occurs in direct reliance upon and in specific conformity with written information furnished to the Company by such Holder expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder will, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, for, from, and against all losses, claims, damages, and liabilities (joint or several) to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or other Federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in direct reliance upon and in specific conformity with written information furnished to the Company by such Holder expressly for use in connection with such registration; and each such Holder will reimburse the Company, such directors, officers, persons, underwriters, control persons or such other Holders for any reasonable legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.9(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent will not be unreasonably withheld), or if such settlement does not provide for the full release of the indemnified party from all liability in connection with such loss, claim, damage, liability or action; further provided, that in no event will any indemnity under this Section 1.9(b) exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c) Each party entitled to indemnification under this Section 1.9 (the “Indemnified Party”) will give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of notice of the commencement of any action (including any governmental action), and such Indemnified Party will, if a claim in respect thereof is to be made against any Indemnifying Party under this Section 1.9, deliver to the Indemnifying Party a written notice of the commencement thereof and the Indemnifying Party will have the right to participate in (at its own expense), and, to the extent the Indemnifying Party so desires, jointly with any other Indemnifying Party similarly noticed, to assume the defense thereof (at its own expense) with counsel mutually satisfactory to all parties; provided, however, that an Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) will have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the Indemnifying Party promptly of any such action, if materially prejudicial to its ability to defend such action, will relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 1.9, but the omission so to deliver written notice to the Indemnifying Party will not relieve it of any liability that it may have to any Indemnified Party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, will contribute to the amount paid or payable by such Indemnified Party as a result of such fees, loss, liability, claim, damage, action, expense, or otherwise in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with any Violation that resulted in such fees, loss, liability, claim, damage, action, expense, or otherwise as well as any other relevant equitable considerations; provided that no person guilty of fraud will be entitled to receive contribution. The relative fault of the Indemnifying Party and of the Indemnified Party will be determined by reference to, among other things, whether the Violation relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, benefit received, and opportunity to correct or prevent such violation.

(e) The obligations of the Company and Holders under this Section 1.9 will survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10. Reports Under the Exchange Act. With a view to making available the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell Restricted Securities to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use all reasonable efforts to:

(a) make and keep “public information” available, as those terms are understood and defined in Rule 144, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(d) furnish to any Holder, so long as the Holder owns any Restricted Securities, forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or as to its qualification as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company, and (iii) such other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing the Holder to sell any such securities without registration.

1.11. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least 25% shares of Registrable Securities that were held by the transferor on the date of this Agreement immediately after the First Closing under the Purchase Agreement or if the transferor purchased at an Additional Closing, on the date of such Additional Closing immediately after such Additional Closing (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations that occur after the date of this Agreement) (or, if the transferee or assignee holds less than such 25%, such transferee or assignee is a general partner, limited partner, member, stockholder, family member, trust or affiliate (as defined under the Securities Act) of an Investor hereunder); provided that (a) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being transferred or assigned; or (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 hereof.

1.12. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company will not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3 hereof unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders that is included or (b) to make a demand registration that would result in such registration statement being declared effective prior to the earlier of either of the dates set forth in Section 1.3(a) or within 120 days after the effective date of any registration effected pursuant to Section 1.3.

1.13. Market Stand-Off Agreement. Each Investor hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company following the effective date of a registration statement of the Company filed under the Securities Act (the “Market Stand-Off Period”), it will not, to the extent requested by such underwriter, (i) directly or indirectly lend, offer, pledge, sell, contract to sell (including, without limitation, any short sale), sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any securities of the Company held by it at any time during such Market Stand-Off Period except Common Stock included in such registration, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company’s securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Company’s securities, in cash or otherwise; provided, however, that:

(a) Such agreement will only apply to the first such registration statement of the Company that covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering and will not apply to the sale of any shares to an underwriter pursuant to an underwriter’s agreement;

(b) All officers and Directors, 1% or greater stockholders of the Company, and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements and the restrictions on transfers are not waived in whole or in part with respect to any such parties unless such waivers are granted to all such parties and Holders on a pro rata basis;

(c) Such Market Stand-Off Period will not exceed 180 days following the effective date of such registration statement of the Company; and

(d) In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such Market Stand-Off Period.

(e) Notwithstanding the foregoing, the obligations described in this Section 1.13 will not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction under Rule 145 on Form S-4 or similar form that may be promulgated in the future.

1.14. Termination of Registration Rights. The rights granted pursuant to this Section 1 will terminate (and such Holder’s shares will no longer be deemed to be Registrable Securities) on the date that is five years after the effective date of the Company’s Qualified Public Offering (as defined in the Certificate of Incorporation as in effect from time to time) or, as to any Holder, at such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with which such Holder must aggregate its sales under Rule 144) can be sold in any three-month period without registration pursuant to Rule 144 (other than pursuant to Rule 144(k).

2. Covenants of the Company. The Company hereby covenants and agrees, so long as any Investor owns any Preferred Stock, as follows:

2.1. Delivery of Annual, Quarterly and Monthly Financial Statements of the Company and Annual Budget. The Company will provide the reports specified under clause (a) below to each Investor and will provide the reports under clauses (b) through (d) below to each Investor who then holds, alone or together with any affiliate (as defined under the Securities Act) of such Investor, at least $1,000,000 of Preferred Stock (“Major Investor;” computed by multiplying each share of Series A Preferred Stock held by $10.00, each share of Series B Preferred Stock and Series C Preferred Stock held by $4.40, and each share of Series D Preferred Stock held by $1.00):

(a) as soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and cash flows and stockholders’ equity of the Company and its subsidiaries, if any, for such year, and a schedule as to the sources and applications of funds for such year, prepared in accordance with generally accepted accounting practices applied on a consistent basis (“GAAP”) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited by independent public accountants of national standing selected by the Company, and a capitalization table in reasonable detail for such fiscal year;

(b) as soon as practicable, but in any event within 45 days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, and a schedule as to the sources and applications of funds for such fiscal quarter, prepared in accordance with GAAP (other than accompanying notes), subject to changes resulting from year-end audit adjustments, all in reasonable detail and signed by the principal financial or accounting officer of the Company;

(c) as soon as practicable, but in any event within 20 days after the end of each month, other than months that correspond with the end of a fiscal quarter or year, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such month, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such month and for the current fiscal year to date, and a schedule as to the sources and applications of funds for such month, prepared in accordance with GAAP (other than accompanying notes), subject to changes resulting from year-end audit adjustments, all in reasonable detail and signed by the principal financial or accounting officer of the Company; and

(d) as soon as available, but in any event no later than 45 days prior to the end of each fiscal year of the Company, a detailed budget and business plan for the Company, including projections of the Company’s earnings and expenses for the next fiscal year of the Company.

2.2. Assignment of Information Rights. The right to receive information pursuant to Section 2.1 may be transferred or assigned by any Investor or a Major Investor to any transferee or assignee of all or any portion of such Investor’s or Major Investor’s shares of Preferred Stock provided: (a) the Company is, within a reasonable time after such transfer or assignment, furnished with a written notice of the name and address of such transferee or assignee; (b) such transferee or assignee is not a competitor or potential competitor of the Company, as reasonably determined by the Board; (c) in the case of rights that are only available to a Major Investor, after the transfer or assignment such transferee or assignee will be a Major Investor; and (d) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement.

2.3. Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Investor a right of first offer to purchase its pro rata share of New Securities (as hereinafter defined) that the Company may, from time to time, propose to sell and issue. An Investor’s pro rata share, for purposes of this right of first offer, is the ratio of the number of shares of Common Stock owned by such Investor immediately prior to the issuance of New Securities, assuming full conversion of the Preferred Stock then held by such Investor and the exercise of or conversion of all outstanding convertible securities, rights, options, or warrants held by such Investor, to the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities, assuming full conversion of the shares of Preferred Stock and exercise or conversion of all outstanding convertible securities, rights, options, and warrants to acquire Common Stock of the Company, but excluding any shares reserved for issuance upon exercise or conversion of convertible securities, rights, options, or warrants that have been reserved for future issuance, but not yet granted. Each Investor will have a right of over-allotment such that if any Investor fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Investors may purchase the non-purchasing Investor’s portion on a pro rata basis within 10 days from the date the participating Investors are informed of such non-purchasing Investor’s failure to exercise its right hereunder to purchase its full pro rata share of New Securities. For purposes of this Section 2.3, the term “Investor” includes any general partners and affiliates of an Investor. An Investor will be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate to the extent that such apportionment would not cause the Company to be in violation of the Securities Act. This right of first offer will be subject to the following provisions:

(a) The term “New Securities” will mean any capital stock (including Common Stock and/or preferred stock) of the Company whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock and any debt securities; provided that the term “New Securities” will not include: (i) securities issued upon conversion of the Preferred Stock; (ii) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Company by merger, purchase of substantially all the assets, or other reorganization whereby the Company will own more than 50% of the voting power of such business entity or business segment of any such entity, if the transaction is unanimously approved by the Board; (iii) any borrowings, direct or indirect, from financial institutions or lending institutions by the Company, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, including borrowings accompanied by warrants, options, or other rights to purchase capital stock of the Company provided such transaction is unanimously approved in advance by the Board, the shares underlying any such securities do not exceed 1% of the issued and outstanding Common Stock of the Company on a fully-diluted basis and such transaction is for other than an equity capital raising purpose; (iv) securities issued to employees, consultants, officers, or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board; (v) securities issued to vendors or customers or to other persons in similar commercial situations with the Company if such issuance is unanimously approved by the Board; (vi) securities issued in connection with obtaining lease financing, whether issued to a lessor, guarantor, or other person if such issuance is unanimously approved by the Board; (vii) securities issued in connection with any stock split, stock dividend, or recapitalization of the Company; (viii) securities issued in connection with corporate partnering transactions on terms unanimously approved by the Board; and (ix) any convertible security, right, option, or warrant to acquire any security convertible or exercisable into the securities excluded from the definition of New Securities pursuant to subsections (i) through (viii) above.

(b) In the event the Company proposes to undertake an issuance of New Securities, it will give each Investor written notice of its intention, describing the type of New Securities and their price and the general terms upon which the Company proposes to issue the same. Each Investor will have 20 days after any such notice is mailed or delivered to agree to purchase such Investor’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(c) In the event the Investors fail to exercise fully the right of first offer within such twenty-day period and after the expiration of the ten-day period for the exercise of the over-allotment provisions of this Section 2.3, the Company will have 60 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby will be closed, if at all, within 60 days from the date of said agreement) to sell the New Securities respecting which the Investors’ right of first offer option set forth in this Section 2.3 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Investors pursuant to Section 2.3(b). In the event the Company has not sold any of the New Securities within such 60-day period, the Company will not thereafter issue or sell such New Securities, without first again offering such securities to the Investors in the manner provided in Section 2.3(b) above.

(d) The right of first offer granted under this Agreement will expire upon, and will not be applicable to, the first sale of Common Stock of the Company to the public effected pursuant to a Qualified Public Offering.

(e) The right of first offer set forth in this Section 2.3 may not be assigned or transferred, except that (i) such right is assignable by each Investor to any wholly owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act, controlling, controlled by, or under common control with, any such Investor; and (iii) such right is transferable in connection with a transfer of all Registrable Securities held by such Investor.

2.4. Books and Records; Inspection. The Company will maintain complete and accurate books and financial records in accordance with GAAP. The Company will permit, during normal working hours, the Investors and persons designated by the Investors to visit and inspect its properties and to inspect the Company’s books and financial records (including journals, orders, receipts, and correspondence that relates to the Company’s financial condition and operating results), and to discuss the Company’s affairs, finances, condition, and operating results with its directors, officers, employees, and its independent public accountants.

2.5. Monthly Financial Review. The Board (or a committee of the Board) will have the right to review and approve on a monthly basis the Company’s financial statements and any budgets, to the extent such budgets are available.

2.6. Insurance. The Company will maintain at all time in full force and effect, with financially sound and reputable insurers, insurance policies of the types and in the amounts generally deemed adequate for its business, including but not limited to: (i) insurance covering real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism, and all other risks customarily insured against; (ii) fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow the Company to replace any of its properties that might be damaged or destroyed; (iii) products liability and errors and omissions insurance in amounts customary for companies similarly situated; (iv) comprehensive general public liability insurance providing coverage for bodily injury and for property damage; (v) business interruption insurance; (vi) any key person life insurance policies to the extent satisfactory to the Board; and (vii) directors’ and officers’ insurance with a face amount of at least $5,000,000, subject to increase upon further investigation by, and at the discretion of, the Board.

2.7. Prompt Payment of Taxes, etc. The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges and levies imposed upon the income, profits, property or business of the Company; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof will be contested in good faith by appropriate proceedings and if the Company will have set aside on its books adequate reserves with respect thereto.

2.8. Maintenance of Properties and Leases. The Company will keep its properties in good repair, working order and condition, reasonable wear and tear excepted; and the Company will at all times comply with each material provision of all leases to which it is a party or under which it occupies property if the breach of such provision might have a material and adverse effect on the condition, financial or otherwise, or operations of the Company.

2.9. Compliance with Requirements of Governmental Authorities. The Company will duly observe and conform to all valid requirements of governmental authorities relating to the conduct of its business or to its properties or assets, including the laws and regulations of the Federal Food and Drug Administration and any foreign governmental authority exercising comparably authority.

2.10. Maintenance of Corporate Existence. The Company will maintain in full force and effect its corporate existence, rights and franchises and all licenses and rights in or to the licenses, patents, processes, trademarks, trade names or copyrights owned or possessed by it and deemed by the Company to be necessary to the conduct of its business.

2.11. Transactions with Affiliates. The Company will not, without the approval of the disinterested members of the Company’s Board, engage in any loans, leases, contracts or other transactions with any director, officer or key employee of the Company, or any member of such person’s immediate family, on terms less favorable to the Company than the Company would obtain in a transaction with an unrelated party, as determined by the Board .

2.12. Use of Proceeds. The Company will use the proceeds that it receives upon the sale of Series D Preferred Stock pursuant to the Purchase Agreement for payment of expenses incurred in connection therewith (including fees and costs of the Company’s counsel and of other counsel as provided in the Purchase Agreement), and for working capital and other general corporate purposes.

2.13. Vesting of Employee Stock Options. Unless otherwise approved by the Board, all stock options, restricted stock grants, and other stock equivalents granted to employees, directors, consultants and other service providers after the date of this Agreement shall vest no more rapidly than the following, commencing no earlier than the date of employment or engagement: 25% of the shares subject to the option or grant (rounded down to the next whole number of shares) shall vest on the first anniversary of the vesting commencement date, and one 1/48th of the shares subject to the option or grant (rounded down to the next whole number of shares) shall vest on the first day of each full month thereafter, so that all of the shares shall be vested on the fourth anniversary of the vesting commencement date.

2.14. Directors’ Liability and Indemnification. The Company’s Certificate of Incorporation and Bylaws shall provide (i) for elimination of the liability of director to the maximum extent permitted by law, and (ii) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. Additionally, the Company shall enter into an Indemnification Agreement with each of its directors in form and substance satisfactory to the Company and the Board.

2.15. Confidentiality Agreements. The Company will enter into a Proprietary Rights and Confidentiality Agreement in the forms attached to the Purchase Agreement as Exhibit E (or such other form approved by the Board), with each employee and consultant who is engaged after the date of this Agreement and who will have access to the Company’s confidential information or trade secrets.

2.16. Section 1202. The Company hereby covenants, subject to applicable fiduciary duties and responsibilities of the Company’s officers and directors, that it will use its reasonable efforts to cause the shares of Preferred Stock and any shares of Common Stock issued upon conversion of the Preferred Stock to continue to constitute “Qualified Small Business Stock” (as defined in Section 1202(c) of the Code), including complying with any applicable filing or reporting requirements imposed by the Code on issuers of “Qualified Small Business Stock,” so long as any such shares are held by any Investor (or held by a permitted transferee of any Investor in whose hands such shares are eligible to qualify as “Qualified Small Business Stock”); provided, however, that such reasonable efforts will not include altering the business of the Company as presently conducted or as presently proposed to be conducted in such a manner that would adversely affect its business, as determined by the Board. The Company shall deliver, upon the request of an Investor, a certificate certifying as to its “Qualified Small Business Stock” status, in a form acceptable to such Investor, or provide an explanation as to the loss of “Qualified Small Business Stock” status, in form and substance acceptable to such Investor.

2.17. Termination of Certain Covenants. The covenants set forth in Section 2.1 will terminate and be of no further force or effect: (i) upon the closing of a Qualified Public Offering, (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, or (iii) the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger, consolidation, or other transaction or series of related transactions resulting in the exchange of the outstanding shares of the Company’s capital stock such that the stockholders of the Company immediately prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity (collectively “Sale of the Company”), whichever event first occurs. The covenants set forth in Sections 2.3 through 2.16 will terminate and be of no further force or effect upon the closing of a Qualified Public Offering or a Sale of the Company.

2.18. Confidentiality. The Investors agree to keep confidential and not disclose to third parties any material information, including financials, trade secrets, proprietary information, developments, marketing and business plans and outlines, strategies, budgets, forecasts, projections, client and supplier lists, and all patents, copyrights, maskworks, trade secrets, and other proprietary rights thereto. Notwithstanding the above provisions of this Section 2.18, the Investors will not be required to keep confidential any information that is now lawfully known to or possessed by, or hereafter becomes lawfully known to or possessed by, members of the general public who are under no duty to maintain the information as confidential.

2.19. Waiver of Right of First Offer. In consideration of the purchase of Series D Preferred Stock and Warrants for Series D Preferred Stock (“Series D Warrants”) by the Purchasers under the Purchase Agreement on the date hereof, the Investors who are parties to the Prior Agreement (“Prior Investors”) and who hold a majority of the outstanding shares of Preferred Stock outstanding immediately prior to the Closing under the Purchase Agreement waive, on behalf of all Prior Investors their right of first offer under Section 2.3 of the Prior Agreement, and the parties agree that the Right of First Offer contained herein will not apply to: the purchases of Series D Preferred Stock, the issuances of Series D Warrants and the amendment of the Bridge Warrants to give them a 100% Coverage Percentage (as defined in the Bridge Warrants), pursuant to the Purchase Agreement (whether on or after the date of the First Closing thereunder) and any issuance of Series D Preferred Stock upon exercise of the Series D Warrants and existing warrants (as some Bridge Warrants are amended by the Purchase Agreement) exercisable for Series D Preferred Stock.

2.20. Reverse Split; Waiver of Conversion Price Adjustments. The Company has adopted and filed with the Secretary of State of Delaware, Division of Corporations, the Restated Certificate of Incorporation in the form attached to the Purchase Agreement as Exhibit A (the “Restated Certificate”). The Restated Certificate also effects a 1 for 10 reverse stock split (“Reverse Split”) of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (“Existing Series”) and Common Stock and adjustments to the Conversion Prices of the Existing Series to reflect the Reverse Split and the issuances of Series D Preferred Stock and

Warrants to purchase Series D Preferred Stock at a price and with an exercise price below the Conversion Price of each of the Existing Series in effect prior to any issuance of Series D Preferred Stock and Series D Warrants. The Conversion Price adjustments for the Series A, Series B and Series C Preferred Stock only reflect a small part of the full adjustment that each such series would have been entitled to under the Company’s Restated Certificate of Incorporation in effect immediately prior to the filing of the Restated Certificate for the contemplated issuances of Series D Preferred Stock, and the stockholders acknowledge that there will be no additional adjustments under the Restated Certificate as a result of any subsequent issuances of Series D Preferred Stock, including but not limited to, the issuance of Series D Preferred Stock and Series D Warrants pursuant to the Purchase Agreement, the amendment of the Bridge Warrants to give them a 100% Coverage Percentage (as defined in the Bridge Warrants) pursuant to the Purchase Agreement, the exercise of the Series D Warrants and Bridge Warrants (as amended), and any exercise by JiLin AoDong Medicine Industry Group Co., Ltd of its option to purchase $25,000,000 of Series D Preferred Stock or any Series D Warrants that may be issued to it in connection with such exercise.

3. Miscellaneous.

3.1. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2. Governing Law; Jurisdiction; Interpretation. This Agreement will be governed by and construed under the laws of the State of Delaware without giving effect to conflicts of laws principles. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the California State Courts or any federal court having jurisdiction located in the State of California in any judicial proceedings relating to this Agreement. If a party has signed a counterpart of this Agreement that contains its provisions both in English and Chinese, the parties agree that in case of any discrepancy between the English and Chinese, that the English provision will govern.

3.3. Counterparts. This Agreement may be executed in two or more counterparts and via facsimile, each of which will be deemed an original but all of which together will constitute one and the same instrument.

3.4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5. Notices. Unless otherwise provided, all notices and other communications required or permitted under this Agreement will be in writing and will be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered personally by hand or by a nationally recognized courier addressed to the party to be notified at the address or facsimile number indicated for such person on Schedule A, or at such other address or facsimile number as such party may designate by 10 days’ advance written notice to the Investors in the case of notification from the Company and to the Company in the case of notification from any Investor. The Company agrees to provide promptly to each Investor, after receipt of a request from an Investor, current notification information. All such notices and other written communications will be effective on the date of mailing, confirmed facsimile transfer or delivery.

3.6. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the prior written consent of each of (i) the Company and (ii) the Investors who hold a majority of the then-outstanding shares of Preferred Stock of the Company; provided that (a) the provisions of Sections 2.1 and 2.2 may be amended or waived with the prior written consent of each of (i) the Company and (ii) Major Investors who hold a majority of the outstanding shares of Preferred Stock then held by all Major Investors, (b) an Investor’s rights under the provisions of Section 2.3 may be amended or waived only with the prior written consent of each of the Company and such Investor, and (c) no amendment or waiver may adversely affect one or more Investors (or Major Investors with respect to Sections 2.1 and 2.2) in a different manner than the other Investors (or Major Investors with respect to Sections 2.1 and 2.2) without the consent of such adversely affected Investor(s) (or Major Investors with respect to Sections 2.1 and 2.2). Any amendment or waiver effected in accordance with this Section 3.7 will be binding upon each holder of any Registrable Securities then-outstanding, each future holder of all such Registrable Securities, and the Company. Notwithstanding any other provision of this Agreement if, after the date hereof, any new purchasers purchase Series D Preferred Stock pursuant to the provisions of the Purchase Agreement (as the same may subsequently be amended), such purchasers will be added as “Investors” hereunder and be entitled to all rights and subject to all obligations of the existing Investors hereunder with the written consent of the Company and upon such new Investor’s execution of a counterpart signature page of this Agreement.

3.8. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision, which will be replaced with an enforceable provision closest in intent and economic effect as the severed provision; provided that no such severability will be effective if it materially changes the economic benefit of this Agreement to any party.

3.9. Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10. Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

3.11. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Investor upon any breach or default of the Company under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.12. Effectiveness. This Agreement will become effective and binding on the parties and will amend and restate the Prior Agreement in its entirety when counterparts of this Agreement have been signed by the Company and the holders of at least a majority of the shares of Preferred Stock of the Company outstanding immediately prior to the Closing under the Purchase Agreement and by Major Investors who hold a majority of the shares of Preferred Stock held by all Major Investors.

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY: Vital Therapies, Inc., a Delaware corporation

By:	/s/ Terence E. Winters
Terence E. Winters, Chief Executive Officer

INVESTORS: Versant Venture Capital III, L.P.

By:	Versant Ventures III, L.L.C., its General Partner

	By:	/s/ Ross A. Jaffe
Ross A. Jaffe, M.D., Managing
Director

Versant Side Fund III, L.P.

By:	Versant Ventures III, L.L.C., its General Partner

	By:	/s/ Ross A. Jaffe
Ross A. Jaffe, M.D., Managing
Director

MedVenture Associates V, L.P.

By:	/s/ Charlie Liamos
Charlie Liamos, Authorized Signatory
MedVenture Associates Management V Co., LLC, the General Partner of MedVenture Associates V, L.P.

MedVen Affiliates V, L.P.

By:	/s/ Charlie Liamos
Charlie Liamos, Authorized Signatory
MedVenture Associates Management V Co., LLC, the General Partner of MedVen Affiliates V, L.P.

Valley Ventures III, L.P.

By:	VVIII Management, LLC, its General Partner

By:	/s/ John M. Holliman
John M. Holliman, III, Managing Member

Valley Ventures III Annex, L.P.

By:	VVIII Annex Management, LLC, its General Partner

By:	/s/ John M. Holliman
John M. Holliman, III, Managing Member

Toucan Capital Fund II, L.P.

By:	/s/ Toucan Capital
Its:

Journey’s End Partners, LLC

By:	/s/ Cramer Taos
Its:

Cramer Taos Partners

By:	/s/ Cramer Taos
Its:

State of Washington State Investment Board

By:	/s/ Washington State
Its:

Cotton Family Limited Partnership, LLP

By:	John C. Cotton, Managing General Partner

By:	/s/ Jennifer May Jones
Jennifer May Jones, Attorney-in-Fact for John C. Cotton

and

By:	Sebec Corporation, Managing General Partner

By:	/s/ Una Mason
Name:	Una Mason
Title:	Secretary

Engleman Family Trust

By:	/s/ Ed Engleman
Its:

Robert F. Kibble Living Trust, dated 12/28/1990

By:	/s/ Robert F. Kibble
Its:

Vanessa M. Kibble 2004 Holding Trust

By:	/s/ Vanessa M. Kibble
Its:

Robert F. J. Kibble 2003 Holding Trust

By:	/s/ Robert F. J. Kibble
Its:

Shabar Cobb 2004 Holding Trust

By:	/s/ Shabar Cobb
Its:

Kung Family Trust 2/8/02

By:	/s/ Frank Kung
Its:

Steven and Margaret Pfrenzinger Family Trust

By:	/s/ Steven Pfrenzinger
Its:

Capital Ventures International

By:	/s/ Capital Ventures International
Its:

Greenwood Gulch Ventures, LLC

By:	/s/ Greenwood Gulch Ventures
Its:

Stuart A. Lewis Residuary Bypass Trust

By:	/s/ John R. Lewis
John R. Lewis, Co-Trustee

By:	/s/ Elizabeth F. Lewis
Elizabeth F. Lewis, Co-Trustee

/s/ Jack J. Florio
Jack J. Florio

/s/ Charles A. Gillespie
Charles A. Gillespie

/s/ Raulee Marcus
Raulee Marcus

/s/ Ronna Bury-Prince
Ronna Bury-Prince

/s/ Michael Prince
Michael Prince

/s/ Joseph B. Weiss
Joseph B. Weiss

/s/ Nancy Cetel Weiss
Nancy Cetel Weiss

/s/ Terence E. Winters
Terence E. Winters

/s/ Eileen Y. Winters
Eileen Y. Winters

/s/ Troy Zander
Troy Zander

John C. Cotton

By:	/s/ Jennifer May Jones
Jennifer May Jones, Attorney-in-Fact for John C. Cotton

Janet M. Cotton

By:	/s/ Jennifer May Jones
Jennifer May Jones, Attorney-in-Fact for Janet M. Cotton

/s/ Ed Engleman
Ed Engleman

/s/ Robert Kibble
Robert Kibble

/s/ John Lewis
John Lewis

/s/ Frank Kung
Frank Kung

/s/ Paul J. Renze
Paul J. Renze

/s/ Randolph C. Steer
Randolph C. Steer

/s/ Keith W. Baum
Keith W. Baum

Mellon Bank N.A., as Trustee for The Bell Atlantic Master Trust

By:	/s/ Mellon Bank N.A.
Its:

Wells Fargo & Company

By:	/s/ Wells Fargo & Company
Its:

/s/ Annette J. Campbell-White
Annette J. Campbell-White

Jess and Debra Marzak Family Trust DTD 9/8/98

By:	/s/ Jess R. Marzak
Jess R. Marzak, Trustee

By:	/s/ Debra L. Marzak
Debra L. Marzak, Trustee

Joann M. Orovitz Trust DTD 9/7/95

By:	/s/ Joann M. Orovitz
Joann M. Orovitz, Trustee

John S. Lewis and Elizabeth H. Lewis Family Partnership, L.P.

By:	/s/ John S. Lewis
Its:

John S. Lewis and Elizabeth H. Lewis Living Trust DTD 1/28/97

By:	/s/ John S. Lewis
John S. Lewis, Trustee

By:	/s/ Elizabeth H. Lewis
Elizabeth H. Lewis, Trustee

DFJ DRAGONFUND CHINA, L.P.

By: DFJ DragonFund Ltd., Its General Partner

By:	/s/ Guangxin Li
Name:	Guangxin Li
Title:	Managing Director

DFJ DRAGONFUND PARTNERS, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

DRAPER FISHER JURVETSON FUND VIII, L.P.

By:	/s/ John Fisher
Name:	John Fisher
Title:	Managing Director

DRAPER FISHER JURVETSON PARTNERS VIII, LLC

By:	/s/ John Fisher
Name:	John Fisher
Title:	Managing Member

JABE, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

Landmark Equity Partners XIII, L.P.

By:	Landmark Partners XIII, LLC, as General Partner

	By:	Landmark Equity Advisors, LLC, its Managing Member

By:	/s/ Landmark Equity Advisors
Its:

/s/ Steven J. Pfrenzinger
Steven J. Pfrenzinger

/s/ Christine Pfrenzinger
Christine Pfrenzinger-Julianel

/s/ Aron Stern
Aron Stern

Wedbush Morgan Sec Ctdn IRA for John C. Cotton A/C#2750-0064 SEP IRA

By:		/s/ John C. Cotton
Its:

Wedbush Morgan Sec Ctdn IRA for John C. Cotton A/C#2750-0064 Traditional IRA

By:		/s/ John C. Cotton
Its:

John Stuart Lewis Rollover IRA Acct. #02137059

By:		/s/ John Stuart Lewis
Its:		Accountholder/Servicing Agent

HBM Biomed China (Cayman) Limited

By:		/s/ HBM Biomed China (Cayman) Limited
Its:

Delphi Ventures VII, L.P.

By:		Delphi Management Partners VII, LLC, its General Partner

	By:	/s/ James J. Bochnowski
James J. Bochnowski, Managing Member

Delphi BioInvestments VII, L.P.

By:		Delphi Management Partners VII, LLC, its General Partner

	By:	/s/ James J. Bochnowski
James J. Bochnowski, Managing Member

Muneer A. Satter Revocable Trust

By:		/s/ Muneer A. Satter
Name:		Muneer A. Satter
Title:		Trustee

The Satter Foundation

By:		/s/ Muneer A. Satter
Name:		Muneer A. Satter
Title:		Trustee

Satter Family Trust

By:		/s/ Muneer A. Satter
Name:		Muneer A. Satter
Title:		Investment Advisor

Satter Children’s Trust I

By:		/s/ Muneer A. Satter
Name:		Muneer A. Satter
Title:		Investment Advisor